Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA COMPLETES ACQUISITION OF BEECH STREET CORPORATION

Company Announces Refinancing of Senior Credit Agreement

ADDISON, Texas, October 3, 2005 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has completed the previously announced acquisition of Beech Street Corporation in a $165 million cash transaction. This acquisition expands Concentra’s offerings in the group health market and enhances its existing lines of service to the nation’s leading health plans, insurers and third-party administrators.

Based in Lake Forest, California, and with almost 480 employees nationwide, Beech Street is one of the country’s leading preferred provider organizations (“PPO”). Established in 1951 as a third-party administrator for the workers’ compensation market, Beech Street expanded to a full-service PPO for the group health market in 1984 and now has a network that includes more than 400,000 physicians, over 52,000 ancillary healthcare providers and more than 3,800 acute care hospitals. Over 600 clients currently rely on the Beech Street network for health benefits, healthcare management services, out-of-network cost containment programs and Internet technology solutions.

Concentra also announced that in connection with the acquisition, the Company has completed the refinancing of its senior credit facility, replacing its prior senior secured indebtedness with a new $675 million senior credit agreement. This new agreement is comprised of $525 million in term debt and a $150 million revolving credit facility. The agreement also provides Concentra with a lower rate on its term borrowings, ranging from LIBOR plus 175 to 200 basis points depending on the amount of the Company’s total indebtedness relative to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization, as defined in the agreement.

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Concentra Completes Acquisition of Beech Street Corporation

October 3, 2005

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 273 health centers in 34 states and also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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